Exhibit 10.1

Non-employee Director Compensation Arrangements

Until July 1, 2006, each non-employee director of the TXU Corp. Board of Directors (the “Board”) is compensated as follows:

•	An annual Board retainer of $45,000, payable in cash;

•	A fee of $1,500 for each Board meeting attended and $1,250 for each committee meeting attended;

•	An annual retainer of $5,000 for non-chair members of the Audit and Nuclear Committees;

•	An annual retainer of $10,000 for service as chair of the Audit and Nuclear Committees;

•	An annual retainer of $5,000 for service as chair of any other Board committee;

•	An annual grant of TXU Corp. common stock units having value of $60,000; and

•	An additional annual retainer of $10,000 for service as Lead Independent Director of the Board.

Effective July 1, 2006, each non-employee director of the Board will be compensated as follows:

•	An annual Board retainer of $45,000, payable in cash and/or TXU Corp. common stock (in 25% increments at the director’s election);

•	A fee of $1,500 for each Board meeting and each committee meeting attended;

•	An annual retainer of $5,000 for non-chair members of the Audit and Nuclear Committees;

•	An annual retainer of $10,000 for service as chair of the Audit and Nuclear Committees;

•	An annual retainer of $5,000 for service as chair of any other Board committee;

•	An annual grant of TXU Corp. common stock units having value of $100,000; and

•	An additional annual retainer of $10,000 for service as Lead Independent Director of the Board.

Directors who are officers, or former officers, of TXU Corp. do not receive any fees for service as a director. All directors are reimbursed for reasonable expenses incurred in connection with their services as directors, which may include use of company aircraft, if available and approved in advance by appropriate company personnel.

Directors who receive a retainer for their service as a director may elect to defer, in increments of 25%, all or a portion of such retainer pursuant to the TXU Deferred Compensation Plan for Outside Directors (the “Plan”). Under the Plan, a trustee purchases TXU Corp. common stock with an amount of cash equal to each participant’s deferred retainer, and accounts are established for each participant containing performance units equal to such number of shares of TXU Corp. common stock. The Plan investments, including reinvested dividends, are restricted to TXU Corp. common stock. On the expiration of the applicable maturity period (not fewer than three nor more than ten years, as selected by the participant) or upon death or disability while serving as a director, the value of the participant’s maturing accounts is paid in cash based on the then current value of the performance units.